Exhibit 10.1
AMENDMENT NO. 2 TO
AMENDED AND RESTATED
MANAGEMENT, SERVICE & MARKETING SUPPORT AGREEMENT
BY AND BETWEEN
COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC
COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.
AND
RIVERSOURCE LIFE INSURANCE COMPANY

This Amendment No. 2 to the Amended and Restated Management, Service & Marketing Support Agreement is made and entered into as of January 1, 2017, by and between Columbia Management Investment Advisers, LLC (“CMIA”), a Minnesota limited liability company, Columbia Management Investment Services Corp. (“CMISC”), a Minnesota corporation, and RiverSource Life Insurance Company (“RSLIC”), a Minnesota corporation (each a “Party” and collectively, the “Parties”).
WHEREAS, on January 1, 2011, CMIA, CMISC and RSLIC entered into the Amended and Restated Management, Service & Marketing Support Agreement (the “Agreement”); and
WHEREAS, on October 1, 2014, CMIA, CMISC and RSLIC entered into Amendment No. 1 to the Agreement; and

WHEREAS, CMIA is the investment adviser to the open-end management investment companies identified on Schedule B (each a “Registrant”) in Amendment No. 1 to the Agreement, each of whose underlying funds are available to act as the investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts offered by RSLIC and other insurance companies that have entered into participation agreements with the Registrants; and

WHEREAS, RSLIC issues variable life insurance policies and variable annuity contracts (the “Contracts”); and
WHEREAS, the Parties now desire to amend the Agreement to clarify their intent with respect to: (i) the fee for services provided with respect to transfer agency and shareholder servicing, and (ii) the fee for marketing and servicing support.
NOW, THEREFORE, in consideration of their mutual promises, the Parties hereby agree as follows:

1.	Unless otherwise noted or amended herein, all terms used in this Amendment No. 2 shall have the same meaning as in the Agreement.

2.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with a new Schedule A, attached hereto.

3.	Except as otherwise amended herein, the Agreement shall remain in full force and effect in accordance with its terms.

(Signatures on following page.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 2 to be executed in its name and on its behalf by its duly authorized officer effective as of the date first written above.

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/	Joseph D. Kringdon
Name:		Joseph D. Kringdon
Title:		Managing Director

COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.

By:	/s/	Christie M. Wiley
Name:		Christie M. Wiley
Title:		Vice President-Control & Operational Risk

RIVERSOURCE LIFE INSURANCE COMPANY

By:	/s/	Lynn Murphy Abbott
Name:		Lynn Murphy Abbott
Title:		Vice President-National Sales Manager & Fund Management

Schedule A

I.
For each Fund identified through investments in the subaccounts of RSLIC except VP Core Equity Fund, the fee for services provided with respect to transfer agency and shareholder servicing shall be equal to 0.06% (6 basis points). The fee paid for transfer agency and shareholder servicing does not include any fees paid for distribution services.

To the extent RSLIC incurs any out-of-pocket expenses related to the Funds, as set forth below, RSLIC shall be reimbursed by CMISC monthly for the following out-of-pocket expenses (for each Fund identified through investments in the subaccounts of RSLIC except VP Core Equity Fund):
•typesetting, printing, paper, envelopes, imaging, mailroom services, postage and return postage for proxy soliciting material, and proxy tabulation costs
•printing, paper, envelopes, imaging, mailroom services and postage for records of account, purchase confirmations, exchange confirmations and exchange prospectuses, redemption confirmations, redemption checks, and any other communication required to be sent to shareholders, contract owners and policy holders
•typesetting, printing, paper, envelopes, imaging, mailroom services and postage for prospectuses, annual and semiannual reports, statements of additional information, supplements for prospectuses and statements of additional information and other required mailings to shareholders, contract owners and policy holders
•other expenses incurred at the request or with the consent of the Fund

II.
A.    For all services provided by RSLIC to each Fund identified through investments in the subaccounts of RSLIC for marketing and servicing support and, with respect to VP Core Equity Fund, transfer agency and shareholder servicing hereunder, CMIA will pay a fee to RSLIC. The fee will be calculated as follows:

1.	The rate, to be used prospectively, will be calculated as soon as possible after year end. The rate will be calculated as follows, using actual data from the previous year:

a.	Calculate the average daily net asset balance of the funds described in II(A) above;

b.	Determine the total compensation paid to the investment manager by these funds;

c.
Divide the total of the fees determined under II(A)(1)(b) of this Schedule A by the average daily fund balances determined under II(A)(1)(a) of this Schedule A to arrive at the effective investment manager fee in basis points;

d.	Determine the total investment management costs, excluding subadvisory expenses, incurred by CMIA for these funds;

e.
Take the result under II(A)(1)(d) of this Schedule A times a reasonable profit margin as determined by a review of asset management peer companies’ profit margins, economic conditions and consideration of internal hurdle rates;

f.	Determine the total subadvisory expenses paid to third parties by CMIA for these funds;

g.	Take the result under II(A)(1)(f) of this Schedule A times a reasonable profit margin as determined by a review of internal profit margins on subadvised funds;

h.	Add the results determined under II(A)(1)(e) and II(A)(1)(g);

i.
Divide the result determined under II(A)(1)(h) of this Schedule A by the average daily fund balances determined under II(A)(1)(a) of this Schedule A to derive the total basis points of investment management expense;

j.
Subtract the total basis points investment management expense determined under II(A)(1)(i) of this Schedule A from the effective investment manager fee in total basis points determined under II(A)(1)(c) of this Schedule A.

If the rate as calculated above is negative, the parties agree that it will be applied as if it were zero.

2.	The fee transferred from CMIA to RSLIC each month will be calculated as follows:

a.	At the end of each month, use the average daily net asset balance of the funds described in II(A) above during the month just ended;

b.	Take the rate calculated in II(A)(1) of this Schedule A times the average daily net assets;

c.	Divide the result by 12 to get the monthly fee to transfer from CMIA to RSLIC.

3.
In the event that (i) an acquisition, disposition, merger, consolidation, asset purchase, asset sale or other transaction affecting the average daily net asset balance of the Funds (a “Transaction”) occurs during a calendar year (a “Current Year”) after the prospective rate for that year has been calculated in accordance with Section II(A)(1) of this Schedule A, then (ii) the prospective rate may be recalculated in accordance with Section II(A)(1), except that the recalculation will be based on actual Current Year data. A final adjustment will be recorded in the fourth quarter of each calendar year based on the difference between the estimated monthly fees paid by CMIA and the amount of fees actually owed to RSLIC based on application of the recalculated rate to actual year-to-date data.

B. [Intentionally omitted.]